Exhibit 10.1

NORTH CAROLINA

CONTRACT OF PURCHASE AND SALE

WAKE COUNTY

THIS CONTRACT OF PURCHASE AND SALE (“Contract”) is made and entered into this 20th day of August, 2008 (“Effective Date”) by and between A4 Realty, LLC (“Seller”), Gingko Square Associates, LLC or permitted Assigns (“Buyer”), and Surety Title Company (“Escrow Agent”).

WITNESSETH

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller upon the terms and conditions hereinafter set forth all of that property located in City of Cary, County of Wake, North Carolina, commonly referred to by Seller as the A4 Building at 5501 Dillard Drive, Cary, North Carolina and more particularly described in EXHIBIT A, which is attached hereto and made a part hereof, together with any improvements thereon and all appurtenances (collectively referred to herein as the “Property”).

NOW, THEREFORE, in consideration of the premises, the mutual promises hereinafter set forth and the earnest money set forth hereinafter, the parties agree as follows:

1.     Purchase Price, Earnest Money, Escrow, Post-Closing Occupancy.

(a) The purchase price (“Purchase Price”) for the Property shall be Seven Million Two Hundred Fifty Thousand and No/100 Dollars ($7,250,000.00).

(b) The Purchase Price shall be paid at the Closing (defined in Paragraph 2(b) below) by bank wire transfer.

(c) To secure Buyer’s performance hereunder and within three (3) days following the complete execution of this Contract, Buyer will deliver to Surety Title Company (the “Escrow Agent”) the sum of Sixty Thousand and No/100 Dollars ($60,000.00) (together with any additional Earnest Money delivered to the Escrow Agent as described below, the “Earnest Money”) to be applied to the Purchase Price. Buyer shall deliver to the Escrow Agent an additional Three Hundred Ninety Thousand and No/100 Dollars ($390,000.00) as additional Earnest Money to be applied to the Purchase Price on or prior to the later of the expiration of the Examination Period (as defined in Paragraph 2(a) below) or the third (3rd) day after Buyer’s receipt of a Seller’s Condition Notice (as defined in Paragraph 2(c) below).

(d) Seller and Buyer shall execute at Closing a lease in the same form as that which is attached to and made a part of this Contract as EXHIBIT B, for the period from the Closing through ninety (90) days after the Closing and shall permit the Seller to remain in possession of the Premises until such 90th day.

2.     Examination Period; Closing Date; Seller’s Condition.

(a) Buyer shall have sixty (60) days from the Effective Date of this Contract (“Examination Period”) within which to investigate and examine all aspects of the Property, including, without limitation, the environmental and physical condition of the Property. If Buyer shall be unwilling to proceed to Closing, for any or no reason whatsoever, Buyer may terminate this Contract by delivering written notice to Seller at any time during the Examination Period. If Buyer terminates this Contract on or before the end of the Examination Period, all Earnest Money and any accrued interest thereon will be returned to Buyer upon Buyer’s execution and delivery of a termination statement and release of any rights under this Contract to Seller, together with any copies of any soil or geological reports, environmental reports or surveys obtained by Buyer during the Examination Period; provided, however, Buyer shall make no warranties or representations as to the correctness or accuracy of the content of any such reports, surveys or other similar items. The provisions above concerning delivery of a termination statement and release and copies, as well as the provisions in Paragraph 9(b) hereof concerning restoration of the Property and indemnity of Seller and any other provisions of this Contract that, by the express terms of this Contract, survive termination (all of the foregoing provisions are referred to herein, collectively, as the “Surviving Obligations”), shall survive any termination by Buyer pursuant to this Paragraph 2(a). If Buyer does not terminate this Contract in accordance with the foregoing provisions, all Earnest Money paid and any accrued interest thereon shall become non-refundable (except as otherwise provided in Paragraph 2(c) or Paragraph 18(b)) and, if Buyer defaults hereunder, shall be immediately payable to Seller in accordance with Paragraph 18(a).

(b) The closing (“Closing”) of the sale and purchase of the Property shall, subject to extension as provided in Paragraph 2(c) hereof, take place on the thirtieth (30th) day after the expiration of the Examination Period (or, if such 30th day is not a business day, on the next business day thereafter) (such originally scheduled date for Closing is referred to herein as the “Original Closing Date”, and the Original Closing Date, as it may be extended as provided in Paragraph 2(c) hereof, is herein referred to as the “Closing Date”). Closing shall take place in Wake County, North Carolina at the offices of Buyer’s counsel, or at such other place as shall be mutually agreed upon by Seller and Buyer.

(c) It shall be a condition (“Seller’s Condition”) to the obligation of Seller to close the transactions contemplated by this Contract that the proposed merger transaction involving Seller’s parent, Allscripts Healthcare Solutions, Inc., and Misys plc has closed on or prior to the Closing Date, subject to the following additional provisions relating to Seller’s Condition: (i) Seller may at any time prior to the Closing, by written notice to Buyer (the “Seller’s Condition Notice”), notify Buyer that Seller’s Condition has been satisfied or waive Seller’s Condition, in which event, for all purposes of this Contract, Seller’s Condition shall be deemed to have been satisfied as of the date of Buyer’s receipt of such Seller’s Condition Notice, (ii) if Seller’s Condition has not been satisfied (or deemed satisfied), Seller may, by written notice delivered to Buyer on or prior to the Original Closing Date, elect to extend the Closing Date to the sixtieth (60th) day after the Original Closing Date (or, if such 60th day is not a business day, the next business day thereafter) (the Original Closing Date, as so extended, is herein referred to as the “First Extended Closing Date”), (iii) if Seller has exercised its extension right as provided in subparagraph (ii) above and Seller’s Condition has not been satisfied (or deemed satisfied), Seller may, by written notice delivered to Buyer on or prior to the First Extended Closing Date, elect to extend the Closing Date to the sixtieth (60th) day after the First Extended Closing Date (or, if such 60th day is not a business day, the next business day thereafter), (iv) if Seller has exercised its extension right as provided in subparagraph (iii) above, Buyer may, by written notice delivered to Seller on or prior to the earlier of the extended Closing Date referenced in subparagraph (iii) above or the date Seller’s Condition is satisfied (or deemed satisfied), elect to terminate this Contract, (v) if Sellers Condition has not been satisfied (or deemed satisfied), Seller may, by written notice delivered to Buyer on or prior to the Closing Date, elect to terminate this Contract, and (vi) in the event of any termination of this Contract pursuant to this Paragraph 2(c) and notwithstanding anything to the contrary contained in this Contract, all Earnest Money and any accrued interest thereon will be returned to Buyer upon Buyer’s execution and delivery of a termination statement and release of any rights under this Contract to Seller, together with any copies of any soil or geological reports, environmental reports or surveys obtained by Buyer during the pendency of this Contract; provided, however, Buyer shall make no warranties or representations as to the correctness or accuracy of the content of any such reports, surveys or other similar items. The provisions above concerning delivery of a termination statement and release and copies, as well as the provisions in Paragraph 9(b) hereof concerning restoration of the Property and indemnity of Seller and any other Surviving Obligations, shall survive any termination by Seller or Buyer pursuant to this Paragraph 2(c).

3.    Survey. At least ten (10) days prior to Closing, Buyer shall provide to Seller a survey of the Property based upon the description of the real property in EXHIBIT A (“Survey”). The Survey shall be prepared by a registered land surveyor on which all easements, rights-of-way, encroachments, and improvements shall be clearly indicated and on which the total acreage shall be shown. The Survey shall provide the legal description to be used in the Deed (hereinafter defined). The cost of the Survey shall be paid by Buyer.

4.    Liens and Encumbrances. Seller shall convey to Buyer the Property by special warranty deed (“Deed”), free and clear of all liens, encumbrances, claims, easements, and restrictions, except that the Property may be conveyed subject to the following (“Permitted Exceptions”):

(a) Ad valorem taxes for the year in which the Closing occurs;

(b) Terms, provisions, covenants, conditions, restrictions, easements, charges, assessments and liens provided in the Covenants, Conditions and Restrictions recorded Book 6742, Page 196, as duly amended, Wake County Registry;

(c) Easements, setback lines and any other matters shown on plat recorded in Book of Maps 1995, Page 1742, of the Wake County Registry;

(d) Easement(s) in favor of Town of Cary for utility and pipeline as recorded in Book 4946, Page 835, of the Wake County Registry;

(e) Rights, if any, of the property owners abutting the lake in and to the waters of the lake and in and to the bed thereof;

(f) All matters disclosed by the Survey;

(g) The lease, as provided in Paragraph l(d) hereof; and

(h) Other covenants, conditions, restrictions, easements and other instruments of record that are disclosed to Buyer in the Commitment (as defined in Paragraph 7(c) hereof) or that are otherwise reasonably acceptable to Buyer.

Notwithstanding the foregoing, Seller agrees that the Permitted Exceptions shall not include any delinquent taxes, mechanics’ liens (other than any mechanics’ liens arising from the activities of Buyer or its agents or representatives) or mortgages or similar instruments securing borrowed indebtedness, leases or other tenancy instruments, and Seller agrees to cause any such matters to be removed from the Title Policy (as defined in Paragraph 7(c) hereof) to be delivered at the Closing or to be insured over by the Title Company (as defined in Paragraph 7(c) hereof).

5.     Surveys, Engineering Data, Development Plans. Buildings Plans, etc.; Building Contracts.

(a) On or before ten (10) days after the Effective Date, Seller shall make available to Buyer the following items related to the Property (to the extent the same are in Seller’s possession), and Buyer may copy any or all of the same at its expense: surveys, engineering studies, environmental reports and all other information regarding the physical condition of the Property which is in Seller’s possession with respect to the Property; provided, however, Seller shall make no warranties or representations, other than those specific warranties or representations by Seller as provided in this Contract, as to the correctness or accuracy of the contents of any such studies, reports or other information.

(b) On or before ten (10) days after the Effective Date, Seller shall deliver to Buyer copies (or, in the case of any oral contract, a written description) of all property management, maintenance and/or service contracts (collectively, the “Building Contracts”) that affect the Property or any part and that Seller would like to assign to Buyer, and have Buyer assume, as provided in this subparagraph (b). Unless Buyer terminates this Contract in accordance with its rights set forth in Paragraph 2(a) or Paragraph 2(c) hereof or Seller terminates this Contract in accordance with its rights set forth in Paragraph 2(c) hereof, at the Closing Seller shall, to the extent assignable by Seller, assign to Buyer all of its right, title and interest in, and Buyer shall assume, the Building Contracts pursuant to an Assignment and Assumption of Contracts in the form attached to and made a part of this Contract as EXHIBIT C (the “Assignment and Assumption”).

6.     Prorations and Adjustments, Costs and Expense of Closing.

(a) The following items shall be prorated and adjusted between the parties or paid at Closing as indicated, and such prorations and adjustments shall be final:

(i) Ad valorem taxes on real property shall be prorated on a calendar year basis to the Closing Date.

(ii) Ad valorem taxes on personal property, if any, for the entire year shall be paid by Seller.

(iii) Confirmed and pending assessments, whether special or ordinary, shall be paid by Seller.

(iv) All late listing penalties, if any, shall be paid by Seller.

(v) Rents, if any, for the Property shall be prorated to the Closing Date.

(vi) Proratable amounts paid or owing under the Building Contracts.

(b) The costs and expenses of Closing, except as otherwise indicated in this Contract, shall be paid as follows:

(i) The preparation of the Deed and the cost of the revenue stamps, transfer tax or excise tax shall be paid by Seller.

(ii) The recording fees for the Deed, any title examination expenses and title insurance premium shall be paid for by Buyer.

(iii) Except as specifically provided in Paragraph 26, each party will pay its other costs and expenses incurred in connection with this Contract, including, without limitation, its respective attorneys’ fees and expenses and any other expenses specifically allocated hereunder.

7.     Title.

(a) Seller shall deliver to Buyer at Closing the Deed, subject only to Permitted Exceptions, conveying to Buyer fee simple title to the Property.

(b) Within five (5) days after the Effective Date, Seller agrees to provide to Buyer a copy of Seller’s current owner’s policy of title insurance.

(c) Within thirty (30) days after the Effective Date, Buyer shall cause a commitment (“Commitment”) for an Owner’s Policy of Title Insurance (“Title Policy”) to be issued by a title insurance company of Buyer’s choice (“Title Company”), indicating all objections or exceptions to the title of the Property. Should the title to the Property contain any exceptions other than Permitted Exceptions, then any such deficiencies shall be specified in a written notice sent by Buyer to Seller on or prior to thirty (30) days after the Effective Date (and, if Buyer does not timely send such notice, Buyer shall be deemed to have accepted as Permitted Exceptions the exceptions to title shown on the Commitment). Seller shall have five (5) days after receipt of such notice within which either to use its good faith, best efforts to remedy such deficiencies at Seller’s expense to the reasonable satisfaction of Buyer’s attorney or elect not to cure such deficiencies. If Seller cannot remedy such deficiencies, or elects not to cure such deficiencies, within that time, Seller shall notify Buyer and Buyer, at its option, shall have three (3) days to deliver to Seller written notice waiving such deficiencies and electing to take such title as Seller is able to convey

(in which event such deficiencies shall be treated as and deemed to be Permitted Exceptions). If Buyer fails or refuses to waive such deficiencies, the Earnest Money shall be refunded to Buyer and this Contract and the rights and obligations of Buyer and Seller shall terminate, except for the Surviving Obligations.

8.     Seller’s Representations and Warranties. As an inducement for Buyer to enter into this Contract, Seller makes the following representations and warranties to Buyer as of the Effective Date:

(a) Seller owns fee simple title to the Property;

(b) Seller has no knowledge of any condemnation or similar proceedings against the Property;

(c) Except for (i) property management, maintenance and/or service contracts affecting the Property or any part thereof (other than the Building Contracts to be assumed by Buyer as provided in Paragraph 5(b) above) that Seller will cause to be terminated on or prior to the Closing and (ii) the Building Contracts to be assumed by Buyer as provided in Paragraph 5(b) above, to the best of Seller’s knowledge, there exist no property management, maintenance and/or service contracts affecting the Property or any part thereof;

(d) To the best of Seller’s knowledge, there exists no pending or threatened litigation relating to or affecting the Property that would (i) be binding upon the Property or Buyer or Buyer’s successors or assigns following the Closing or (ii) limit or restrict Seller’s right or ability to enter into this Contract and consummate the sale and purchase contemplated hereby;

(e) Seller has full and complete power and authority to enter into this Contract to convey the Property in accordance with the provisions hereof, and Seller’s execution, delivery and performance of this Contract is not prohibited by and will not cause a default under any declaration, agreement, covenant, document or instrument; and

(f) There are no leases affecting, nor any tenants or occupants of, the Property other than Seller and its affiliates.

Relative to the foregoing representations and warranties, it shall be a condition to Buyer’s obligation to close that all representations and warranties of Seller contained in this Contract shall be true on the Closing Date as though such representations and warranties were made at such time.

9.     Right of Access.

(a) Buyer, its agents, employees or other representatives, shall have the right during the term of this Contract to go upon the Property for the purpose of making such surveys, engineering, topographical, geological, environmental, and other tests and measurements including, but not limited to, soil tests, percolation tests, and subsoil tests, as Buyer deems necessary or advisable without cost to Seller, provided, however, that all of such activities shall be performed in a manner that does not unreasonably interfere with the operations of Seller and its affiliates at the Property.

(b) If Buyer fails to purchase the Property, Buyer shall immediately repair any damage it or its agents, employees or representatives caused to the Property and shall restore the Property to substantially the same condition that existed prior to Buyer’s entries, studies, and investigations. Buyer agrees to defend, indemnify and save Seller harmless from all liability, damages, claims, demands, losses, costs, and expenses (including, without limitation, reasonable attorneys’ fees) arising by reason of such entries, studies, and investigations. Notwithstanding any other provision of this Contract to the contrary, Buyer’s obligations to repair and to indemnify shall survive any termination or voiding of this Contract.

10.     Environmental Matters. To the best of Seller’s knowledge, without investigation or inquiry, except for cleaning products used in the ordinary course of business at the Property or as disclosed in the Environmental Audit (as defined below), no portion of the Property contains Hazardous Substances and no portion of the Property has been used for the production, storage or disposal of Hazardous Substances. Buyer shall have the right during the Examination Period to cause an environmental audit of the Property to be performed (the “Environmental Audit”), the cost of which shall be the responsibility of Buyer. If the Environmental Audit concludes that Hazardous Substances exist on the Property, Buyer has the option of terminating this Contract in accordance with the provisions of Paragraph 2(a). “Hazardous Substances” shall mean those substances which are hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants as those terms are used in the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act and the Clean Water Act, and in any amendments thereto, or in any regulation promulgated pursuant thereto, or under any federal, state and/or local laws or regulations that govern or relate to: (1) the existence, cleanup and/or remedy of contamination of real property; (2) the protection of the environment from spilled, deposited or otherwise emplaced contamination; (3) the control of hazardous or toxic substances or wastes; or (4) the use, generation, discharge, transportation, treatment, removal or recovery of hazardous or toxic substances or wastes.

11.     Conditions to Buyer’s Obligations. The obligations and liabilities of Buyer hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing:

(a) Seller has in all material respects complied with and otherwise performed each of the covenants and obligations of Seller set forth in this Contract;

(b) All representations and warranties of Seller as set forth in this Contract shall be in all material respects true and correct as of the Closing Date;

(c) The title to the Property is as required by this Contract; and

(d) The Property has legal access to a public right-of-way.

12.     Documents at Closing.

(a) At the Closing, Seller shall deliver to Buyer:

(i) an affidavit (“Title Affidavit”) in form reasonably satisfactory to the Title Company stating that (1) there are no unpaid debts for lienable work performed on or lienable materials provided to the Property as of the Closing Date and/or agreeing to indemnify, defend, and hold harmless the Title Company and Buyer from any claims, losses, damages, costs, and expenses (including attorneys’ fees and expenses) resulting from any such unpaid debts, and (2) there are no tenants, or other occupants of the Property other than Seller and its affiliates;

(ii) a certificate (“FIRPTA Certificate”) that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code;

(iii) the Deed;

(iv) the Assignment and Assumption; and

(v) other reasonably required documents and papers (including those documents specified above) that may be necessary in connection with the consummation of the transaction contemplated by this Contract.

(b) At the Closing, Buyer shall deliver to Seller the balance of the Purchase Price and execute and deliver the Assignment and Assumption and any other documents that may be necessary in connection with the consummation of the transaction contemplated by this Contract.

(c) The documents and instruments containing all of the foregoing conveyances, assignments and transfers shall be reasonably satisfactory in form and substance to counsel for Buyer and Seller.

(d) At the Closing, Seller and Buyer shall also execute and exchange signed originals of the lease, as described in Paragraph 1(d) hereof.

13.     Eminent Domain. If prior to the Closing Date all or any part of the Property is subject to a pending or threatened condemnation proceeding or is taken by eminent domain, Buyer may, by written notice to Seller, elect to terminate this Contract. In the event that Buyer shall so elect, both parties shall be relieved and released of and from any further liability hereunder, except for the Surviving Obligations, and Buyer shall be entitled to a return of the Earnest Money and any interest thereon. Unless this Contract is so terminated, it shall remain in full force and effect, and Seller shall assign, transfer, and set over to Buyer all of Seller’s right, title and interest in and to any awards that may be made to Seller for such taking.

14.     No Change. It shall be a condition to Buyer’s obligation to close that, during the term of this Contract, the Property shall have remained in all material respects in as good condition as it is now, usual wear and tear and casualty damage excepted.

15.     Assignment. This Contract shall be not assignable by Buyer other than to an affiliate of Buyer.

16.     Risk of Loss.

(a) If all or any part of the improvements located on the Property are damaged by fire or other casualty during the term of this Contract:

(i) If such fire or other casualty does not materially and adversely affect the ability of Seller and its affiliates to utilize the Property in the manner in which it is presently used, then neither party shall have the right to terminate any of its obligations under this Contract and the parties shall nonetheless consummate this transaction in accordance with this Contract; and

(ii) If such fire or other casualty materially and adversely affects the ability of Seller and its affiliates to utilize the Property in the manner in which it is presently used, then Seller and Buyer shall each have the option, exercisable within ten (10) days after receipt of notice of the occurrence of such fire or other casualty (but in no event later than the date of Closing), to terminate this Contract by delivering written notice thereof to the other party, whereupon neither party shall have any further liabilities to the other except for the Surviving Obligations.

(b) If a fire or other casualty described in subparagraph (a)(i) above shall occur or if a fire or other casualty described in subparagraph (a)(ii) above shall occur and neither party hereunder shall have timely elected to terminate this Contract, then Seller and Buyer shall consummate this transaction in accordance with this Contract, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said casualty, and, in such event, Seller shall assign to Buyer, and Buyer shall have the right to make a claim for and to retain, any casualty insurance proceeds received under the casualty insurance policies in effect with respect to the Property on account of such fire or other casualty.

17.     Possession. Except as provided in the Permitted Exceptions, exclusive possession of the Property, free and clear of occupancy by all persons, firms or corporations, whether or not under claim of right or color of title, other than Seller’s affiliate under the temporary occupancy permit, shall be delivered to Buyer at Closing.

18.     Rights in Event of Default.

(a) Should Buyer default under the terms of this Contract, Seller shall so notify the Escrow Agent by affidavit specifying the nature of such default, and Escrow Agent shall thereupon deliver to Seller the Earnest Money and any interest thereon. Seller and Buyer acknowledge and agree that damages would be difficult if not impossible to ascertain, and that the Earnest Money shall be and represent liquidated damages for any default on the part of Buyer or his assignee, which liquidated damages shall be the full extent of the liability of Buyer with respect to any default hereunder, and Seller shall have no other right, claim or cause of action against Buyer except for the following (in each of the following cases notwithstanding, and in addition to, Seller’s receipt of the Earnest Money):

(i) Seller shall retain all rights to collect damages against Buyer for all liability, damages, claims, demands, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising by reason of Buyer’s entry on the Property and/or studies and investigations conducted with respect to said Property;

(ii) Seller shall retain all rights to collect damages against Buyer for all liability, damages, claims, demands, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising by reason of a lien assessed against the Property by reason of Buyer’s failure to timely pay any costs associated with the Survey, studies and other investigations; and

(iii) Seller shall retain all rights to enforce all of the Surviving Obligations against Buyer.

(b) Should Seller default under any of the provisions of this Contract, Buyer may, as its sole remedy, either (i) demand specific performance of this Contract or (ii)(x) consider the Contract terminated as its sole remedy, in which event the Earnest Money and any interest thereon shall be returned to Buyer, and (y) retain any claims for damages that Buyer may have against Seller on account of Seller’s default (but in no event to exceed the amount of Earnest Money that was held by the Escrow Agent at the time of Seller’s default). Buyer shall provide Seller with written notification of its election within ten (10) days following Seller’s default.

19.     Survival of Contract Provisions. Any of the terms and conditions contained in this Contract which require the performance of either party after the Closing shall survive Closing and delivery of the Deed.

20.     Notices. All notices shall be in writing and shall be effective on personal delivery or two (2) days after deposit in the United States mail, registered or certified, return receipt requested, with postage prepaid and addressed to Seller or Buyer at the following addresses:

SELLER:	A4 Realty, LLC
c/o Allscripts, LLC
222 Merchandise Mart
Suite 2024
Chicago, IL 60654
Attn: Lee A. Shapiro

With a copy to:

Thomas H. Page
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street
Suite 3900
Chicago, IL 60606

BUYER:	Ginkgo Square Associates
c/o Stephen Malik
1318 Dale Street
Raleigh, NC 27605

With a copy to:

Robin E. Pipkin
Pinna, Johnston & Burwell, P.A.
P.O. Box 31788
Raleigh, NC 27622

21.     Entire Understanding. This Contract constitutes the entire understanding between the parties. It may not be modified orally or in any manner except by agreement in writing by the parties hereto.

22.     Binding Effect. This Contract shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

23.     Offer and Acceptance. This Contract shall constitute an offer by Buyer and shall only become binding upon acceptance by Seller.

24.     Waiver. Any waiver of any breach of any provision shall not operate or be construed as a waiver of any subsequent breach.

25.     Governing Law. This Contract shall be governed by and construed in accordance with the laws of the State of North Carolina.

26.     Attorneys’ Fees. In the event a lawsuit, action or other proceeding, in law or equity, is brought by either party to enforce any of the terms or provisions of this Contract, it is agreed that the prevailing party of the final disposition of the lawsuit, action or proceeding shall be entitled to immediate reimbursement from the other party for all of its costs and expenses incurred in connection with enforcing, defending or protecting its rights under the Contract, including without limitation reasonable attorneys’ fees, costs and expenses incurred in such lawsuit, action or proceeding and in any appeal therefrom. The obligations of the parties as set forth in this Paragraph 26 shall survive the Closing under, or termination of, this Contract.

27.     Broker. Buyer shall and does hereby indemnify and hold harmless Seller from and against any claim for any consulting fee, finder’s fee, commission, or like compensation, including reasonable attorneys’ fees in defense thereof, payable in connection with any transaction contemplated hereby and asserted by any party arising out of any act or agreement by Buyer, excluding any such claim based upon acts or agreements of Seller, and Seller shall and does hereby indemnify and hold harmless Buyer from and against any claim for any consulting fee, finder’s fee, commission, or like compensation, including reasonable attorneys’ fees in defense thereof, payable in connection with any transaction contemplated hereby and asserted by any party arising out of any act or agreement by Seller, excluding any such claim based upon acts or agreements of Buyer. The obligations of the parties as set forth in this Paragraph 27 shall survive the Closing under, or termination of, this Contract.

IN WITNESS “WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

SELLER:

A4 REALTY, LLC

By:		[SEAL]
Lee Shapiro, Member/Manager

BUYER:

GINKGO SQUARE ASSOCIATES, LLC

By:	[SEAL]
Stephen N. Malik, Member/Manager

Escrow Agent has executed this Contract solely for the purpose of indicating its receipt of the Earnest Money and its acknowledgement of the terms of the escrow.

SURETY TITLE COMPANY

By:

Print Name: Ryan C.Weeks